Exhibit (a)(5)(C)

High Templar Tech Announces Final Results of Modified Dutch Auction Tender Offer

XIAMEN, China, June 29, 2026 /PRNewswire/ -- High Templar Tech Limited (the “Company,” “High Templar” or “we”) (NYSE: HTT), announced today the final results of its “modified Dutch Auction” tender offer to purchase up to 39 million American Depositary Shares (the “ADSs”) of the Company, each representing one Class A ordinary share, par value US$0.0001 per share, which expired at 5:00 P.M., New York City time, on June 24, 2026.

Based on the final count by Equiniti Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 45,999,926 ADSs of the Company were properly tendered and not properly withdrawn at or below the purchase price of US$3.20 per ADS, including 387,477 ADSs that were tendered by notice of guaranteed delivery.

The Company has accepted for purchase a total of 39,999,926 ADSs that were tendered in the tender offer at a purchase price of US$3.20 per ADS, for an aggregate cost of US$127,999,763.20, excluding fees and expenses relating to the tender offer. Included in the 39,999,926 ADSs that the Company accepted for purchase are 999,926 ADSs that the Company elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding ADSs. Due to the oversubscription of the tender offer, the Company accepted the ADSs on a pro rata basis, except for tenders of “odd lots,” which were accepted in full, and conditional tenders that were automatically regarded as withdrawn because the condition of the tender has not been met, and has been informed by the Depositary that the final proration factor for the tender offer is approximately 88.8%. The total of 39,999,926 ADSs that the Company has accepted for purchase represents approximately 42.8% of the total number of ADSs outstanding as of June 25, 2026.

Deutsche Bank Securities Inc. acted as dealer manager for the tender offer and D.F. King & Co., Inc. acted as information agent for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact D.F. King & Co., Inc. at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com; banks and brokers may call Deutsche Bank Securities Inc. at (212) 250-5600.

About High Templar Tech Limited

High Templar is exploring innovative business opportunities globally to satisfy clients’ demand by leveraging its technology know-how and financial service capabilities.

For more information, please visit https://ir.hightemplar.com/.

Forward-Looking Statements

This announcement contains forward-looking statements. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Among other things, the expectation of its collection efficiency and delinquency, contain forward-looking statements. High Templar may also make written or oral forward-looking statements in its periodic reports to the SEC, in its annual report to securityholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about High Templar’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: High Templar’s goal and strategies; High Templar’s expansion plans; High Templar’s future business development, financial condition and results of operations; High Templar’s expectations regarding demand for, and market acceptance of, its products; High Templar’s expectations regarding keeping and strengthening its relationships with customers, business partners and other parties it collaborates with; general economic and business conditions; and assumptions underlying or related to any of the foregoing. Further information regarding these and other risks is included in High Templar’s filings with the SEC. All information provided in this press release and in the attachments is as of the date of this press release, and High Templar does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

High Templar Tech Limited
Tel: +86-592-317-2318

E-mail: ir@hightemplar.com